Exhibit 10.89

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into as of September 16, 2019 between TheMaven, Inc., a Delaware corporation (the “Company”) and Ross Levinsohn, an individual (the “Executive”).

RECITALS

WHEREAS, the Company desires to employ the Executive to provide the services described herein and the Executive desires to accept this offer of employment, effective as of the Effective Date.

WHEREAS, pursuant to an Advisory Services Agreement dated as of April 10, 2019 by and between the Company and the Executive (the “Prior Agreement”), the Executive has provided services (the “Prior Services”) to the Company and its affiliates.

WHEREAS, the Company and the Executive have determined that the terms and conditions of this Agreement are reasonable and in their mutual best interests and accordingly desire to enter into this Agreement in order to provide for the terms and conditions upon which the Executive shall be employed by the Company.

NOW THEREFORE, in consideration of the foregoing and the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows:

Article 1.

TERMS OF EMPLOYMENT

1.1. Employment and Acceptance.

(a). Employment and Acceptance. On and subject to the terms and conditions of this Agreement, the Company shall employ the Executive and the Executive hereby accepts such employment. Concurrently with the execution of this Agreement, the Prior Agreement is hereby terminated.

(b). Title: The Executive shall have the title of: Chief Executive Officer, Sports Illustrated and President, Maven Media Brands, LLC.

(c). Responsibilities and Duties. The Executive’s duties shall consist of such duties and responsibilities as are consistent with the position of a Chief Executive Officer with respect to the Sports Illustrated media business and President of Maven Media Brands, LLC, including those duties listed in Exhibit A hereto and such other duties and responsibilities as are mutually determined from time to time by the Company’s Chief Executive Officer (the “CEO”) and Executive.

(d). Reporting. The Executive shall report directly to the CEO.

1

(e). Performance of Duties; Travel. With respect to the Executive’s duties hereunder, at all times, the Executive shall be subject to the instructions, control, and direction of the CEO. The Executive shall devote Executive’s business time, attention and ability to serving the Company on an exclusive and full-time basis as aforesaid and as the CEO may reasonably require. The Executive shall also travel as required by Executive’s duties hereunder and shall comply with the Company’s then-current travel policies as approved by the Board. Notwithstanding the foregoing, the Executive shall have the right to travel in business class on flights greater than four hours in duration.

(f). Location. The Executive shall be based in Los Angeles, CA. Nevertheless it is expressly understood that the Executive’s duties will require him to travel regularly out of the Los Angeles area for periods of time.

(g). Board Membership; Officer. The Executive shall, if requested, also serve as a member of the board of directors and/or as an officer of the Company or any affiliate of the Company for no additional compensation.

(h). Other Board Memberships. It is understood that the Executive currently serves on the board of directors of three companies – Tribune Media, Dex/YP and Muzik. It is understood that the Executive shall at no time going forward serve on any more than three boards at any given time.

1.2 Compensation and Benefits.

(a). Annual Salary. The Executive shall receive an annualized salary of $450,000 for each year (the “Annual Salary”). The Annual Salary shall be payable on a semi-monthly basis or such other payment schedule as used by the Company for its senior-level executives from time to time, less such deductions as shall be required to be withheld by applicable law and regulation and consistent with the Company’s practices. The Annual Salary payable to the Executive will be reviewed annually by the CEO.

(b). Bonuses. The Executive shall be eligible to receive the bonuses (each a “Bonus” and collectively, the “Bonuses”) as set forth in Exhibit B hereto.

(c). Equity Incentives.

(i). Existing Equity. The Company has previously granted to the Executive options to purchase up to an aggregate of 2,532,004 shares of the Company’s common stock pursuant to the Plan (the “Existing Options”) and 245,434 shares of restricted stock (the “Stock”) subject to vesting and other conditions described therein.

(ii). New Equity Grant. In consideration of the Executive entering into this Agreement and as an inducement to join the Company, on the Effective Date (or, if later, on the date of Board approval, which approval the Company confirms was obtained prior to the execution by the Company of this Agreement) the Company will grant to the Executive options to acquire up to 2,000,000 shares of the Company’s common stock pursuant to the Plan (the “New Options” and together with the “Existing Options”, the “Options”), which shall vest as follows:

2

(A). Time Vesting (the “Time Vesting Overlay”): Subject to the Annual Revenue Vesting Conditions below, the New Options may be exercised with respect to the first 1/3 of the shares thereunder when the Executive completes one year of continuous service beginning with the Effective Date and with respect to 1/36 of the shares thereunder when the Executive completes each month of continuous thereafter. The Time Vesting Overlay shall begin to vest effective January 1, 2020.

(B). Annual Revenue Vesting (the “Annual Revenue Vesting Conditions”): The first time that Gross Digital SI Revenue during any calendar year during the Term reaches a target level set forth below (each a “Revenue Target”), the number of shares under the New Options listed alongside that target level below shall vest (subject to the Time Vesting Overlay). Each Revenue Target may only be achieved, and the related number of shares vested, one time. Once a Revenue Target has been achieved in one calendar year, it will no longer be available to be achieved in any subsequent calendar year.

Revenue Target	Incremental Shares Vesting
$30,000,000	500,000
$35,000,000	250,000
$40,000,000	250,000
$45,000,000	500,000
$50,000,000	500,000

All other terms and conditions of the New Options shall be governed by the terms and conditions of the Plan and the applicable award agreements.

(iii). In connection with the Options and the Stock:

(A). The parties agree that the Prior Service and the Executive’s services hereunder shall be deemed to constitute continuous service for the purposes of the vesting of the Existing Options and the Stock.

(B). The Executive acknowledges that at the time of the grants, the shares underlying the Options are not authorized and available for issuance, therefore the Options are considered to be unfunded options. The Executive agrees that no part of the Options may be exercised until the later of the increase in the authorized shares of common stock of the Company in sufficient number of shares to permit the exercise from time to time of such Option or the later completion of the vesting conditions and exercise date as set forth therein.

3

(iv). The Executive will not be eligible for any “true up” equity grants awarded to other personnel to address dilution resulting from or in connection with the acquisition by the Company of TheStreet, Inc. or the entry by the Company into that certain Licensing Agreement dated as of June 14, 2019 between the Company and ABG-SI LLC but will be eligible to future true ups, in the Board’s sole and absolute discretion, should the CEO be afforded true ups in future raises and financings.

(d). Expenses. The Executive shall be reimbursed for all ordinary and necessary out- of-pocket business expenses reasonably and actually incurred or paid by the Executive in the performance of the Executive’s duties in accordance with the Company’s policies upon presentation of such expense statements or vouchers or such other supporting information as the Company may require, to include expenses incurred beginning on March 1, 2019. Maven shall also reimburse any legal fees up to $10,000 in connection with completion of this Agreement.

(e). Benefits. The Executive and his family members shall be entitled to fully participate in all benefit plans that are in place and available to senior-level Executives of the Company from time to time, including, without limitation, medical, dental, vision and life insurance (if offered), in each case subject to the general eligibility, participation and other provisions set forth in such plans; provided, however, that the Company, in its sole and absolute discretion, may modify or discontinue any such benefit.

(f). Signing Bonus. So long as the Executive remains an employee in good standing with the Company as of the date of payment, the Executive shall be paid a one-time signing bonus in the amount of $100,000 (less such deductions as shall be required to be withheld by applicable law and regulation and consistent with the Company’s practices) on or before October 15, 2019.

(g). Paid Time Off. The Executive shall be entitled to paid time off based on the Company’s policies and applicable law in effect from time to time, provided such entitlement shall not be less than four weeks annually.

(h). Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement.

1.3 Term; Termination of Employment.

(a). Term. The Executive’s initial term of employment hereunder shall commence on September 16, 2019 (the “Effective Date”), and, unless earlier terminated pursuant to Sections 1.3(b) or 1.3(c), shall continue until December 31, 2022 (the “Initial Term”), and, if not so earlier terminated, shall be automatically renewed for an additional one (1) year term (the “Renewal Term”) thereafter unless written notice to the contrary is provided by either party to the other at least ninety (90) days prior to the expiration of the Initial Term or then-existing Renewal Term, as applicable.

(b). Early Termination. The term of this Agreement may be earlier terminated by the Executive or the Company as follows:

4

(i). Termination for Cause. If the Company terminates the Executive’s employment for Cause, the Executive shall not be entitled to any severance or other benefits other than: (a) any Annual Salary through the date of termination; (b) benefits as set forth in Section 1.2(e); and (c) expenses reimbursable under Section 1.2(d) (collectively, the “Accrued Benefits”).

(ii). Termination without Cause. The Company may terminate the Executive’s employment at any time without Cause upon written notice to the Executive, subject to Section 1.3(c) and 1.3(d), without any requirement of a notice period.

(iii). Permanent Incapacity. In the event of the “Permanent Incapacity” of the Executive (which shall mean by reason of illness or disease or accidental bodily injury, the Executive is so disabled that the Executive is unable to ever work again), the Executive may thereupon be terminated by the Company upon written notice to the Executive without payment of any severance of any nature or kind (including, without limitation, by way of anticipated earnings, damages or payment in lieu of notice); provided that, in the event of the Executive’s termination pursuant to this Subsection 1.3(b)(iii), the Company shall pay or cause to be paid to the Executive (i) the amounts prescribed by Section 1.3(d) below through the date of Permanent Incapacity, and (ii) the amounts specified in any benefit and insurance plans applicable to the Executive as being payable in the event of the permanent incapacity or disability of the Executive, such sums to be paid in accordance with the provisions of those plans as then in effect.

(iv). Death. If the Executive’s employment is terminated by reason of the Executive’s death, the Executive’s beneficiaries or estate will be entitled to receive and the Company shall pay or cause to be paid to them or it, as the case may be, (i) the amounts prescribed by Section 1.3(d) through the date of death, and (ii) the amounts specified in any benefit and insurance plans applicable to the Executive as being payable in the event of the death of the Executive, such sums to be paid in accordance with the provisions of those plans as then in effect.

(v). Termination by Executive. The Executive may terminate employment with the Company upon giving 30 days’ written notice or such shorter period of notice as the Company may accept; provided, however, that the Company may, in its sole discretion, elect to accelerate the effective date of the Executive’s termination and cease payment of the Annual Salary as of the accelerated termination date. The Executive may resign for Good Reason subject to Section 1.3(c) and 1.3(d). If the Executive resigns for any reason not constituting Good Reason, the Executive shall not be entitled to any severance or other benefits (other than those required under Section 1.3(d)).

(c). Termination without Cause or by the Executive for Good Reason. If the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason, then the Executive shall be entitled to: (A) receive salary continuation (i.e., not a lump sum payment) and to reimbursement of continued health insurance costs under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) through the end of the then-current Term, plus one year following the end of the Term, (B) receive the quarterly Bonuses in respect of the remainder of the Term, provided that the amount of each such Bonus shall be equal to the last Bonus paid or payable to the Executive prior to termination, along with payment of any unpaid expense reports for expenses incurred in connection with his employment and (C) full, immediate acceleration of the vesting of all unvested Options. The payments described in this subsection, along with the vesting of the Executive’s equity awards as set forth herein and in Executive’s equity incentive agreements, are the only severance or other payment or payment in lieu of notice that the Executive will be entitled to receive under this Agreement (other than any Accrued Benefits). Any right of the Executive to payment pursuant to this subsection 1.3(c) shall be contingent on Executive signing a standard form of release agreement with the Company.

5

(d). Statutory Deductions. All payments required to be made to the Executive, his beneficiaries, or his estate under this Section shall be made net of all deductions required to be withheld by applicable law and regulation. The Executive shall be solely responsible for the satisfaction of any taxes (including employment taxes imposed on employees and taxes on nonqualified deferred compensation). Although the Company intends and expects that the Plan and its payments and benefits will not give rise to taxes imposed under Code Section 409A, neither the Company nor its employees, directors, or their agents shall have any obligation to hold the Executive harmless from any or all of such taxes or associated interest or penalties.

(e). Fair and Reasonable, etc. The parties acknowledge and agree that the payment provisions contained in this Section are fair and reasonable, and the Executive acknowledges and agrees that such payments are inclusive of any notice or pay in lieu of notice or vacation or severance pay to which she would otherwise be entitled under statute, pursuant to common law or otherwise in the event that his employment is terminated pursuant to or as contemplated in this Section 1.3.

1.4 Restrictive Covenants.

(a). Non-Competition. Because of the Company’s legitimate business interests as described herein and the good and valuable consideration offered to the Executive, during the Executive’s employment, the Executive agrees and covenants not to engage in Prohibited Activity in the publishing industry or in the development, implementation, operation, supply and marketing of a business, product or service aggregating third party content publishers and providing them publishing and monetization services (the “Competing Business”).

For purposes of this Section 1.4, “Prohibited Activity” is activity in which the Executive contributes his knowledge directly and specifically as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the Competing Business.

Nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation that engages in the Competing Business, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

(b). Non-Solicitation of Employees. During the Executive’s employment and for a period of six months following the termination of the Executive’s employment by the Company for Cause or by the Executive other than for Good Reason, the Executive agrees and covenants not to directly or indirectly, alone or in concert with others, solicit, encourage, influence, recruit, or induce or attempt to solicit, encourage, influence, recruit or induce, or direct any other person or entity to take any of the aforementioned actions, any employee of the Company to cease working for the Company and/or to begin working with any other person or entity. This non-solicitation provision explicitly covers all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, including, but not limited to, Facebook, LinkedIn, Instagram, and Twitter, and any other social media platform, whether or not in existence at the time of entering into this Agreement.

6

Notwithstanding the foregoing, this Section shall not deemed to have been breached or violated by the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward employees of the Company.

(c). Non-Solicitation of Customers. The Company has a legitimate business interest in protecting its substantial and ongoing customer relationships. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company, the Executive will have access to and learn about much or all of the Company’s Customer Information as that term is defined in Exhibit C.

The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm.

In exchange for the Executive’s employment by the Company, and based on the Executive’s access to Confidential Information during the Executive’s employment, the Executive agrees and covenants that, during the Executive’s employment the Executive will not directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, instant message, or social media, including but not limited to Facebook, LinkedIn, Instagram or Twitter, or any other social media platform, whether or not in existence at the time of entering into this Agreement), attempt to contact, or meet with the Company’s customers or prospective customers as described below for purposes of offering or accepting goods or services competitive with those offered by the Company.

(d). Non-disparagement. During the Executive’s employment and for a period of one year following the termination of the Executive’s employment, the Executive shall not directly or indirectly for itself or on behalf of any other person, libel, slander or disparage the other in any manner that is harmful to the Company’s business reputation or personal reputation. This Section 1.4(d) does not preclude the Executive from testifying truthfully to a lawful subpoena or from making truthful and accurate statements or disclosures that are required by other applicable laws or legal process.

(e). Confidential Information; Proprietary Rights. You will have access to the trade secrets, business plans, and production processes of the Company. Accordingly, you will be required to sign and to comply with the Company’s Confidentiality and Proprietary Rights Agreement (a copy of which is attached as Exhibit C to this Agreement).

7

(f). Acknowledgment by the Executive. The Executive acknowledges and confirms that: (i) the restrictive covenants contained in this Section 1.4 are reasonably necessary to protect the legitimate business interests of the Company; (ii) the restrictions contained in this Section 1.4 (including, without limitation, the length of the term of the provisions of this Section 1.4) are not overbroad, overlong, or unfair and are not the result of overreaching, duress, or coercion of any kind; and (iii) the Executive’s entry into this Agreement and, specifically this Section 1.4, is a material inducement and required condition to the Company’s entry into this Agreement.

(g). Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 1.4 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 1.4 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

(h). Survival. The provisions of this Section 1.4 shall survive the termination of this Agreement.

(i). Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in this Section 1.4 will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in this Section 1.4 by the Executive or any of Executive’s Affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

1.5 Definitions. The following capitalized terms used herein shall have the following meanings:

(a). “Affiliate” shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.

(b). “Agreement” shall mean this Agreement, as amended from time to time.

(c). “Annual Salary” shall have the meaning specified in Section 1.2(a).

(d). “Board” shall mean the Board of Directors of the Company.

(e). “Cause” means the (i) Executive’s willful and continued failure substantially to perform the material duties of the Executive under this Agreement (other than any such failure resulting from incapacity due to physical or mental illness); (ii) the Executive’s willful and continued failure to comply with any valid and legal directive of the Chief Executive Officer in accordance with this Agreement; (iii) the Executive’s engagement in dishonesty, illegal conduct, or willful misconduct, which is, in each case, materially and demonstrably injurious to the Company or its Affiliates; (iv) the Executive’s embezzlement, misappropriation, or fraud against the Company or any of its Affiliates; (v) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude if such felony or misdemeanor is work-related, materially impairs the Executive’s ability to perform services for the Company, or results in a material loss to the Company or material damage to the reputation of the Company; (vi) the Executive’s intentional violation of a material policy of the Company that has been previously delivered to the Executive in writing if such failure causes material harm to the Company; or (vii) the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company, including, but not limited to, Executive’s breach of his obligations under Section 1.4. No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.

8

(f). “Code” shall have the meaning of the Internal Revenue Code of 1986, as it may be amended from time to time.

(g). “Company” shall have the meaning specified in the introductory paragraph hereof; provided that, (i) “Company” shall include any successor to the Company and (ii) for purposes of Section 1.5, the term “Company” also shall include any existing or future subsidiaries of the Company that are operating during any of the time periods described in Section 1.4 and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described in Section 1.4.

(h). “Compensation Committee” shall mean the Compensation Committee of the Board.

(i). “Good Reason” shall mean any of the following events, which has not been either consented to in advance by the Executive in writing or, with respect only to subsections (i), (iii), (v) or (vi) below, cured by the Company within a reasonable period of time, not to exceed 45 days, after the Executive provides written notice within 30 days of the initial existence of one or more of the following events: (i) any reduction in Annual Salary or Bonuses for which the Executive is eligible; (ii) requiring the Executive to take any action which would violate any federal or state law; (iii) any requirement that the Executive’s duties be primarily performed outside of Los Angeles (it being understood that the Executive will regularly be performing services outside of Los Angeles); (iv) any failure by the Company to comply with Section 2.6 of this Agreement; (v) any material reduction in the Executive’s title or scope of responsibility; or (vi) the termination of the employment of James Heckman (“Heckman”) by the Company other than for Cause (as such term in defined in Heckman’s then current employment agreement with the Company) or by Heckman for Good Reason (as such term in defined in Heckman’s then current employment agreement with the Company). Good Reason shall not exist unless the Executive terminates his employment within seventy-five (75) days following the initial existence of the condition or conditions that the Company has failed to cure within the cure period, if any, set forth herein.

(j). “Gross Digital SI Revenue” shall mean gross revenues received by the Company or its Affiliates directly from the operation of the Sports Illustrated digital media business, including digital advertising, commerce, licensing on Sports Illustrated or any other sports property on the Maven platform, and digital subscription revenue and any revenue generated through partnerships licensing the Sports Illustrated name and brand or its content on platforms outside of the Maven platform so long as the Sports Illustrated brand is prominently displayed.

9

(k). “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

(l). “Plan” means the Company’s 2019 Equity Incentive Plan and it may be amended.

Article 2.

MISCELLANEOUS PROVISIONS

2.1 Further Assurances. Each of the parties hereto shall execute and cause to be delivered to the other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

2.2 Notices. All notices hereunder shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, (b) national prepaid overnight delivery service, (c) electronic transmission (following with hard copies to be sent by prepaid overnight delivery Service) or (d) personal delivery with receipt acknowledged in writing. All notices shall be addressed to the parties hereto at their respective addresses as set forth below (except that any party hereto may from time to time upon fifteen days’ written notice change its address for that purpose), and shall be effective on the date when actually received or refused by the party to whom the same is directed (except to the extent sent by registered or certified mail, in which event such notice shall be deemed given on the third day after mailing).

(a).	If to the Company:

TheMaven, Inc.
1500 Fourth Avenue, Suite 200
Seattle, WA 98101
Email: hr@maven.io

(b).	If to the Executive:

Ross Levinsohn
16100 Anoka Drive
Pacific Palisades, CA 90272
Email: rosslevinsohn@gmail.com

With a copy to:

Fox Rothschild, LLP
10250 Constellation Blvd., Suite 900
Los Angeles, CA 90067
Attn: Scott Weston

10

2.3 Headings. The underlined or boldfaced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

2.4 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

2.5 Governing Law; Jurisdiction and Venue.

(a). This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws), except to the extent preempted by federal law.

(b). Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in Los Angeles County, California.

2.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). The Company will use commercially reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise. The Executive shall not assign this Agreement or any of the Executive’s rights or obligations hereunder (by operation of law or otherwise) to any Person without the consent of the Company.

2.7 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach. The parties to this Agreement further agree that in the event the Executive prevails on any material claim (in a final adjudication) in any legal proceeding brought against the Company to enforce the Executive’s rights under this Agreement, the Company will reimburse the Executive for the reasonable legal fees incurred by the Executive in connection with such proceeding.

11

2.8 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of statutory claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

2.9 Code Section 409A Compliance. To the extent amounts or benefits that become payable under this Agreement on account of the Executive’s termination of employment (other than by reason of the Executive’s death) constitute a distribution under a “nonqualified deferred compensation plan” within the meaning of Code Section 409A (“Deferred Compensation”), the Executive’s termination of employment shall be deemed to occur on the date that the Executive incurs a “separation from Service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h). If at the time of the Executive’s separation from service, the Executive is a “specified Executive” (within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(i)), the payment of such Deferred Compensation shall commence on the first business day of the seventh month following the Executive’s separation from Service and the Company shall then pay the Executive, without interest, all such Deferred Compensation that would have otherwise been paid under this Agreement during the first six months following the Executive’s separation from service had the Executive not been a specified Executive. Thereafter, the Company shall pay Executive any remaining unpaid Deferred Compensation in accordance with this Agreement as if there had not been a six-month delay imposed by this paragraph. If any expense reimbursement by the Executive under this Agreement is determined to be Deferred Compensation, then the reimbursement shall be made to the Executive as soon as practicable after submission for the reimbursement, but no later than December 31 of the year following the year during which such expense was incurred. Any reimbursement amount provided in one year shall not affect the amount eligible for reimbursement in another year and the right to such reimbursement shall not be subject to liquidation or exchange for another benefit. In addition, if any provision of this Agreement would subject the Executive to any additional tax or interest under Code Section 409A, then the Company shall reform such provision; provided that the Company shall (x) maintain, to the maximum extent practicable, the original intent of the applicable provision without subjecting the Executive to such additional tax or interest and (y) not incur any additional compensation expense as a result of such reformation.

2.10 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

2.11 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law,

2.12 Parties in Interest. Except as provided herein, none of the provisions of this Agreement are intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

2.13 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior agreements, term sheets and understandings between the parties relating to the subject matter hereof.

[SIGNATURE PAGE TO EXECUTIVE

EMPLOYMENT AGREEMENT TO FOLLOW]

12

[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]

The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

THE COMPANY:

THEMAVEN, INC.

By:	/s/ James Heckman
Name:	James Heckman
Title:	Chief Executive Officer

THE EXECUTIVE:

/s/ Ross Levinsohn
Ross Levinsohn

EXHIBIT A

Job Description

Chief Executive Officer, Sports Illustrated

The Executive’s duties shall consist of such duties and responsibilities with respect to the Company’s Sport Illustrated business as are consistent with the position of a Chief Executive Officer, including:

●	Direct responsibility for the performance and operations of the Sports Illustrated business

●	Developing high quality business strategies and plans ensuring their alignment with the Company’s short-term and long-term objectives

●	Leading and motivating subordinates to advance employee engagement develop a high performing managerial team

●	Overseeing all operations and business activities to ensure they produce the desired results and are consistent with the Company’s overall strategy and mission

●	Making high-quality investing decisions to advance the business and increase profits

●	Enforcing adherence to legal guidelines and in-house policies to maintain the Company’s legality and business ethics

●	Reviewing financial and non-financial reports to devise solutions or improvements

●	Building trust relations with key partners and stakeholders and act as a point of contact for important stakeholders

●	Analyzing problematic situations and occurrences and provide solutions to ensure company survival and growth

●	Maintaining a deep knowledge of the markets and industry of the Company

President, Maven Media Brands, LLC

In addition to the Executive’s duties as Chief Executive Officer, Sports Illustrated, the Executive’s shall perform such duties and responsibilities with respect to Maven Media Brands, LLC (“MMB”) as are consistent with the position of a President, including:

●	Developing high quality business strategies and plans ensuring their alignment with the Company’s short-term and long-term objectives

●	Leading and motivating subordinates, including oversight of senior executives responsible for the operation and performance of owned and operated businesses of MMB, including TheStreet.com (“Owned Media Properties”), to advance employee engagement develop a high performing managerial team

●	Overseeing all operations of Owned Media Properties to ensure they produce the desired results and are consistent with the Company’s overall strategy and mission

●	Making high-quality investing decisions to advance the business and increase profits

●	Enforcing adherence to legal guidelines and in-house policies to maintain the Company’s legality and business ethics

●	Reviewing financial and non-financial reports to devise solutions or improvements

●	Building trust relations with key partners and stakeholders and act as a point of contact for important stakeholders

●	Analyzing problematic situations and occurrences and provide solutions to ensure company survival and growth

●	Maintaining a deep knowledge of the markets and industry of MMB

EXHIBIT B

Bonus Plan

Calendar Year 2019

So long as the Executive remains an employee in good standing with the Company as of the date of payment, the Executive shall be paid $150,000 on or before November 1, 2019, but no earlier than October 31, 2019, and $200,000 on or before January 15, 2020, but no earlier than January 31, 2019.

Calendar Years 2020, 2021 and 2022

In respect of each calendar year of the Term starting with calendar year 2020, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) based on level of Gross Digital SI Revenue achieved during such year, calculated as set forth below:

Gross Digital SI Revenue	Percentage of Revenue	Annual Bonus
$35,000,000	1.00%	$350,000
$36,000,000	1.00%	$360,000
$37,000,000	1.00%	$370,000
$38,000,000	1.00%	$380,000
$39,000,000	1.00%	$390,000
$40,000,000	1.00%	$400,000
$41,000,000	1.00%	$410,000
$42,000,000	1.00%	$420,000
$43,000,000	1.00%	$430,000
$44,000,000	1.00%	$440,000
$45,000,000	1.50%	$675,000
$46,000,000	1.50%	$690,000
$47,000,000	1.50%	$705,000
$48,000,000	1.50%	$720,000
$49,000,000	1.50%	$735,000
$50,000,000	2.00%	$1,000,000
$51,000,000	2.00%	$1,020,000
$52,000,000	2.00%	$1,040,000
$53,000,000	2.00%	$1,060,000
$54,000,000	2.00%	$1,080,000
$55,000,000	2.50%	$1,375,000
$56,000,000	2.50%	$1,400,000
$57,000,000	2.50%	$1,425,000
$58,000,000	2.50%	$1,450,000
$59,000,000	2.50%	$1,475,000

$60,000,000	2.50%	$1,500,000
$61,000,000	2.50%	$1,525,000
$62,000,000	3.00%	$1,860,000
$65,000,000	3.00%	$1,950,000
$70,000,000	3.00%	$2,100,000
$75,000,000	3.00%	$2,250,000
$80,000,000	3.00%	$2,400,000
$85,000,000	3.00%	$2,550,000
$90,000,000	3.00%	$2,700,000
$95,000,000	3.00%	$2,850,000
$100,000,000	3.00%	$3,000,000

The Annual Bonus will be paid quarterly at the end of each fiscal quarter for the calendar year (each a “Quarterly Payment”):

Calendar period	Fiscal Quarter	Pay Date
January 1 through March 31	Q1	April 30
April 1 through June 30	Q2	July 31
July 1 through September 30	Q3	October 31
October 1 through December 31	Q4	January 31

Each such Quarterly Payment will be calculated by multiplying the Gross Digital SI Revenue earned during such fiscal quarter by four, then multiplying that amount by the applicable Percentage of Revenue to identify the estimated Annual Bonus, and then dividing that amount by four.

Within 60 days following the end of the applicable calendar year, the Company shall conduct a reconciliation (a “Reconciliation”) of the Quarterly Payments for such calendar year against the actual Annual Bonus earned for such year and provide the Executive with a breakdown in accordance with the notice provisions of the Agreement (“Reconciliation Notice”).

In the event that as a result of the Reconciliation it is determined that the sum of the Quarterly Payments was less than the actual Annual Bonus for the year, the Company will pay the difference to the Executive within 30 days following the sending of the Reconciliation Notice. The Executive shall not be required to return or offset any overpayment revealed by the Reconciliation.